EXHIBIT 99.1

Company Contact: Rick Neely Chief Financial Officer 408-321-6756

Investor Relations Contact: Moriah Shilton Sr. Director, Communications & Investor Relations 408-321-6713

TESSERA APPOINTS TWO NEW INDEPENDENT DIRECTORS

- Technology Executives Add Deep Operating Experience to Board -

SAN JOSE, Calif., August 29, 2012 --(BUSINESS WIRE)-- Tessera Technologies, Inc. (Nasdaq: TSRA) (the “Company”) announced today that it has appointed Richard “Rick” S. Hill and Timothy “Tim” J. Stultz, Ph.D. to its board of directors, effective immediately.

Hill served as the chief executive officer of Novellus Systems, Inc. from 1993, as well as the chairman from 1996, until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. Novellus supplied equipment used in the fabrication of integrated circuits. Dr. Stultz has served since 2007 as CEO, president and a director of Nanometrics Incorporated, a leader in process-control metrology and inspection systems used in the fabrication of semiconductors and other devices. These appointments will expand the Company’s board from six to eight members.

"Each of our new directors has successfully built and led technology businesses, and each brings a wealth of knowledge, skills and insights that will help us drive the ongoing strategic initiatives for both of our business segments,” said Robert A. Young, CEO and president, Tessera Technologies, Inc. "Our Company and our stockholders will benefit from their deep experience in technology operations, manufacturing, and strategic development.”

Hill brings more than 30 years of executive management and engineering experience in technology and defense. Before joining Novellus Systems in 1993, Hill spent 12 years with Tektronix, Inc., including as president of the Tektronix Development Company, vice president of the Test & Measurement Group, and president of Tektronix Components Corporation. He also held engineering-management positions at General Electric, Motorola, and Hughes Aircraft Company. Hill graduated in bioengineering from the University of Illinois at Chicago and earned an MBA from Syracuse University. He is the immediate past chair, and a current executive committee member, of the University of Illinois Foundation, a member of the Board of Visitors for the University of Illinois at Urbana-Champaign, and a member of the Board of Directors of Arrow Electronics, LSI Corporation, and Cabot Microelectronics Corporation.

Dr. Stultz has more than 25 years of executive and operational management experience in technology and capital equipment manufacturing. Prior to Nanometrics, Dr. Stultz served as president, CEO, and a director of Imago Scientific Instruments Corporation, and as vice president and general manager of Veeco Instruments Metrology Group, where he was instrumental in bringing to market the world’s first fully automated Atomic Force Microscope. He also founded Peak Systems, Inc. Dr. Stultz earned his B.S., M.S., and Ph.D. in materials science and engineering from Stanford University.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the appointments of Mr. Hill and Dr. Stultz to the board of directors of the Company and the impact of these appointments on the Company. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation (“DOC”) of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property business generates revenue from patented innovations through license agreements with semiconductor companies and outsourced semiconductor assembly and test companies. Tessera, Inc. pioneered chip-scale packaging solutions for the semiconductor industry. Our DigitalOptics business delivers innovation in imaging and optics with products and capabilities that enable expanded functionality in increasingly smaller devices. Our miniaturized camera module solutions provide cost-effective, high-quality camera features, including Micro Electro Mechanical Systems ("MEMS")-based autofocus, extended depth of field ("EDoF"), zoom, image enhancement and optical image stabilization. We also offer customized micro-optic lenses from diffractive and refractive optical elements to integrated micro-optical subassemblies. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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